Exhibit 5
SheppardMullin
Sheppard, Mullin, Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111-4109
415.434.9100 main
415.434.3947 fax
www.sheppardmullin.com

March 5, 2020

TriCo Bancshares 63 Constitution Avenue Chico, California 95973
Re: Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as counsel to TriCo Bancshares, a California corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the rules (the “SEC Rules”) of the U.S. Securities and Exchange Commission (the "Commission”) relating to 1,500,000 shares of the Company’s common stock (the “Shares”) issuable under the Company’s 2019 Equity Incentive Plan (“Plan”).

As counsel to the Company, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares and the approval of the Plan. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company and of public officials as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the SEC Rules and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

Subject to the foregoing, it is our opinion that the Shares to be issued by the Company under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan and any applicable award agreements, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of California and no opinion is expressed as to the laws of any other jurisdiction. This opinion is as of the date hereof and its based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

SheppardMullin

TriCo Bancshares
March 5, 2020

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of the SEC Rules under the Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON llp SHEPPARD, MULLIN, RICHTER & HAMPTON llp

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON llp
SHEPPARD, MULLIN, RICHTER & HAMPTON llp